Exhibit 10.3
This instrument prepared by:
MARVIN W. BINGHAM, JR.
P.O. Box 1930
Alachua, Florida 32616

MORTGAGE DEED

WHEREAS, NanoSonic Products, Inc., a Florida corporation, hereinafter called Mortgagor (whether one or more, masculine or feminine, natural or artificial, which term shall include the legal representatives, successors and assigns of said Mortgagor, wherever the context so required or admits), is justly indebted unto Damon Stone and Danielle Stone, husband and wife, whose address is 16566 NW 129th Terrace, Alachua, Florida 32615,  hereinafter called Mortgagees (whether one or more, masculine or feminine, natural or artificial, which term shall include the heirs, legal representatives, successors and assigns of said Mortgagees, wherever the context so required or admits), in the sum of Four Hundred Forty Thousand and  00/100 Dollars ($440,000.00), as evidenced by ONE certain Promissory Note hereinafter described; and

WHEREAS, the said Mortgagor is desirous of better and more fully securing the payment of the said sums together with interest to accrue thereon according to the legal tenor and effect of the said Promissory Note(s), and to secure all future advances made by the Mortgagees to the Mortgagor, which said future advances together with the existing indebtedness herein secured shall not exceed at any one time twice the above amount.

KNOW ALL MEN BY THESE PRESENTS, That the said Mortgagor for and in consideration of the premises, hereinbefore mentioned and the sum of Ten Dollars to said Mortgagees in hand paid, has granted, bargained, sold and conveyed, and by these premises does grant, bargain, sell and convey unto the said Mortgagees and Mortgagees’ heirs, successors, legal representatives and assigns, all of the following described piece, parcel or tract of land, situated, lying and being in the County of Alachua, State of Florida, to wit:

See Exhibit A, attached hereto and made a part hereof.

 This is a Purchase Money First Mortgage.

TOGETHER with all agricultural, horticultural, and fruit crops, now planted and/or growing, and hereafter planted, grown, or raised on the above described premises, and all and singular the fixtures appurtenant thereto, which shall include, in so far as they now are or may hereafter belong to or be used with the premises or any buildings or improvements thereon and whether attached or detached; all lighting, heating, cooling, ventilating, air-conditioning, incinerating, sprinkling, and plumbing fixtures; irrigating, water, and power systems; engines and machinery; boilers, ranges, furnaces, oil burners, or units thereof; elevators and motors, refrigeration plants or units; kitchen cabinets; cooking appliances; wall beds; storm windows and doors; window and door screens; awnings; window shades; shrubbery; rugs and carpeting; and all property now or hereafter attached to or reasonably necessary to the use of the premises, and, in particular, all improvements and equipment of whatever nature installed or otherwise placed on the property by Mortgagor all of which shall be deemed to be fixtures and shall be part of the security for the indebtedness herein mentioned and shall be covered by this Mortgage; and together with all and singular the buildings, improvements, ways, streets, alleys, passages, waters, water courses, rights, liberties, privileges, easements, tenements, hereditaments, and appurtenances thereunto appertaining, and the reversions and remainders, rents, issues, and profits thereof, all of the said property, whether real or personal, being hereinafter designated as "the premises."

TO HAVE AND TO HOLD the same, and all the estate, right, title, interest, homestead, dower, right of dower, separate estate, property, possession, claim and demand whatsoever in law and in equity of Mortgagor in and to the same unto Mortgagees, in fee simple, forever.

AND Mortgagor hereby covenants with Mortgagees that the Mortgagor is indefeasibly seized of the said premises in fee simple and has full power and lawful right to convey the same as aforesaid and that it shall be lawful, for Mortgagees at all times hereafter peaceably and quietly to enter upon, hold, occupy, and enjoy the premises and every part thereof, that the premises and every part thereof are free from all encumbrances; that Mortgagor will make such other and further assurances to perfect the fee simple title to the premises in Mortgagees, as may hereafter reasonably be required; and Mortgagor does hereby fully warrant the title to the premises and every part thereof and will defend the same against the lawful claim of all persons whomsoever.

The sum of money mentioned in this Mortgage is evidenced by a Promissory Note, the payment of which is secured by this Mortgage, said Note being substantially in the following words and figures, to wit:

See Exhibit B, attached hereto and made a part hereof

It is further covenanted and agreed by the Mortgagor to and with the Mortgagees as follows, to wit:

1.  To pay the sums of money evidence by said Note secured hereby according to the legal tenor and effect thereof, together with other Notes for such further, other and future advances, or any renewals of the indebtedness as may be made by said Mortgagees to said Mortgagor.  If any such sum due under said Note or extension or renewal is not paid when due, then said sum shall accrue interest at the rate provided in the Note until thirty (30) days after the date when due, at which time said sum shall accrue interest without acceleration or demand at the highest rate allowed by law.  Upon payment of all such sums Mortgagees shall, upon written demand of Mortgagor, satisfy this Mortgage at cost of Mortgagor.

2.  To pay all and singular the taxes and assessments, levies, liabilities, obligations and encumbrances of every nature on said described property, and if the same be not promptly paid, the said Mortgagees, or said Mortgagees’ heirs, legal representatives or assigns may at any time pay the same, and every payment so made shall bear interest from the date of such payment at the highest interest rate allowed by law, and said payments together with such interest shall be secured by the lien of this Mortgage.  In the event the lien of this Mortgage is junior or inferior to any other encumbrance, a default in such prior encumbrance shall be a default in this Mortgage entitling the Mortgagees to all remedies allowed by law and contained herein, including, without limitation, the right to declare all sums secured hereby immediately due and payable.  Mortgagor shall provide Mortgagees with proof of payment of all such taxes and assessments annually.

3.  To continuously keep all buildings now and hereafter placed upon said lands fully insured against direct loss by fire, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, and smoke by an insurance company or companies authorized to do business within the State of Florida, acceptable to the Mortgagees, in an amount of not less then the full insurable value of same, and never for less than the amount of the Purchase Money Mortgage and Note, with a loss payable clause to the Mortgagees as their interests shall appear, and in the event of a breach of this covenant to insure, said Mortgagees shall have the right to place and pay for such insurance and each and every such payment shall bear interest from the date of such payment until paid at the highest interest rate allowed by law, and such payment together with such interest shall be secured by the lien of this Mortgage.  Mortgagor shall provide Mortgagees with proof of insurance at all times.

4.  The Mortgagor shall permit, commit or suffer no waste, impairment or deterioration of said property or any part thereof, and keep said buildings and premises in good repair and condition throughout the life of this Mortgage.  Mortgagees shall have the right to inspect the property to determine compliance with this covenant which right shall be reasonably exercised.

5.  If Mortgagor fails to insure the premises, or to pay and furnish receipts for all taxes and assessments, or to pay debts, claims, or other charges for repairs and improvements, or to keep the premises in good condition, and repair, all as provided herein, Mortgagees may at their option, procure such insurance, pay such taxes and assessments, redeem the property from any tax sale, procure such receipts, or enter upon the premises and make such repairs as they may deem necessary; and the Mortgagors shall pay to Mortgagees all sums which they shall have so paid, together with interest thereon at the highest lawful rate per annum from the date the same was paid, and this Mortgage shall stand as security for payment thereof in like manner and effect as for the payment of the indebtedness referred to above; but the failure of Mortgagee to procure such insurance, to pay such taxes and assessments, to redeem the property from any tax sale, or to make repairs shall in no way render Mortgagees liable to Mortgagor.  If Mortgagees shall elect to advance insurance premiums, taxes, or assessments, or redeem from tax sale, the receipt of the insurance company or of the proper tax official shall be conclusive evidence of the amount, validity, and the fact of payment thereof.

6.  If the Mortgagor fails to keep and perform fully any of said covenants or agreements set forth in the Mortgage or in said Note for a period of thirty (30) days; Mortgagees shall have the right and option of declaring said Note(s) and any other Notes for future advances secured immediately due and payable, and all rights of the Mortgagors under the Mortgage immediately forfeited, and institute such proceedings as may be advised, whether by foreclosure or otherwise, for the collection of said Note(s) and enforcing the lien of said Mortgage, and any failure to exercise said option shall not constitute a waiver of the right to exercise the same at any other time.

7.  The rents, income, and profits of all and every part of the premises shall be specifically pledged to the payment of the debt and all other obligations secured by the Mortgage.  If default shall be made in the payment of said indebtedness or any part thereof or in the performance of any covenant or agreement of the Mortgage or of the said indebtedness, Mortgagees shall have the right to enter and collect said rent income and profits with the appointment of a receiver, regardless of the adequacy of the security or solvency of Mortgagor, Mortgagor hereby covenanting that the appointment of such a receiver by a court of competent jurisdiction, regardless of the adequacy of the security or the solvency of Mortgagor, shall be a matter of right to Mortgagees.  All such net income, after payment of any collection, management, and attorney's fees, shall be applied toward the payment of any advances made by Mortgagees or in reduction of any indebtedness, including interest thereon, hereby secured in such manner or proportion as Mortgagees may elect.

8.  Mortgagor, without first obtaining the written consent of Mortgagees thereof, shall not (a) assign the rents, or any part thereof, from the mortgaged premises, (b) consent to the modification, cancellation, or surrender of any lease of the mortgaged premises, or any part thereof, now existing, or hereafter to be made, having an expired term of one year or more, or (c) collect rents from the mortgaged premises for more than three months in advance.

9.  The total amount of indebtedness secured hereby may decrease or increase from time to time, but the total unpaid balance so secured at any one time shall not exceed twice the original principal amount of the indebtedness secured hereby plus interest thereon and any disbursements made for the payment of taxes, levies or insurance on the property covered by the lien of this Mortgage, with interest thereon; and this Mortgage shall secure any and all additional or further monies which may be advanced by Mortgagees to Mortgagor, or any one of them if there be more than one, after the date hereof, which future advances of money, if made, shall be evidenced by a Note or Notes executed by Mortgagors, or any one of them if there be more than one, to Mortgagees bearing such rate of interest and with such maturities as shall be determined from time to time.  Nothing herein contained shall be deemed an obligation on the part of the Mortgagees to make future advances.

10.  If it should become necessary in the opinion of the holder of said Note(s) and the Mortgage to place same in the hands of any attorney for collection or if suit is brought on same, the Mortgagor agrees to pay all costs, charges and expenses of the same, including all court costs, a reasonable attorney's fee as may be adjudged under applicable Florida law and abstract charges, and in the event of appeal, all such similar costs, charges and reasonable attorney's fees incidental thereto.

11.  The extension of the time for payment or modification of amortization of the sums secured hereby shall not operate to release the liability of the Mortgagor or its successors in interest.  Any forbearance by Mortgagees in exercising any right or remedy shall not be a waiver of or preclude the exercise of any right or remedy.  The rights, options, powers, and remedies herein provided shall be cumulative and no one or more of them shall be exclusive of the other or others, or of any right or remedy now or hereafter given or allowed by law.

12.  If the Note secured hereby or any extension or renewal thereof is payable in installments, and if any installment is made more than fifteen (15) days after its due date, the holder may assess a late charge of five percent (5%) of the late installment payment, which late payment shall be due with the late installment payment, and in any event, shall be due no later than the due date of the next installment payment.  Failure to pay the late charge when due shall constitute a default under this Mortgage.

13.  Mortgagees are under an affirmative obligation to provide Mortgagor or their agents with an estoppel letter within fifteen (15) days of written request for said estoppel letter.  The estoppel letter shall state the date of last payment, date of next payment, principal balance, interest rate and date from which unpaid interest has begun to accrue.

14.  IMPROVEMENTS.  The Mortgagor and Mortgagees hereby agree any improvements and equipment to be installed in any building on the subject property, will remain with that building and the subject property for the duration of this Mortgage.

15.  DUE ON SALE:  It will be a default under this Mortgage if the Mortgagor sells or transfers any interest in the property without Mortgagees’ prior written consent.  The parties agree that a “sale” or “transfer” is a conveyance of any right, title or interest in real property, whether by outright sale, deed, contract for deed, installment sale contract, land contract, leasehold interest with a term greater than three years, lease-option contract, or any other method of conveyance of real property interest.

IN WITNESS WHEREOF, the Mortgagor has hereunto set its hand and seal this 15th day of September, 2010.

Signed, sealed and delivered in our presence		NanoSonic Products, Inc., a Florida
as witnesses:		corporation

/s/ Todd Rainsberger		By:	/s/ Jeffrey L. Tate
Witness			Jeffrey L. Tate, President
Print:	Todd Rainsberger		27317 NW 78th Ave., High Springs, FL 32643

/s/ Marvin W. Bingham, Jr.
Witness
Print:	Marvin W. Bingham, Jr.

STATE OF FLORIDA
COUNTY OF ALACHUA

The foregoing instrument was acknowledged before me this 15th day of September, 2010 by Jeffrey L. Tate, President of NanoSonic Products, Inc., a Florida corporation, on behalf of said corporation, who is ‘ personally known to me or who has produced a Florida Driver’s License as identification.

Notary Public - State of Florida                                                                             Sign: /s/ Marvin W. Bingham, Jr.
          Marvin W. Bingham, Jr.

2010-142

EXHIBIT A

A portion of the Northwest 1/4 of the Northeast 1/4 of Section 23, Township 8 South, Range 18 East, Alachua County, Florida, being more particularly described as follows:

Commence at the Southeast corner of said Northwest 1/4 of Northeast 1/4 and run thence South 89 degrees 09'48" West, along the South boundary of said Northwest 1/4 of Northeast 1/4 40.00 feet, thence North 01 degrees 35'03" West, parallel to the East boundary of said Northwest 1/4 of Northeast 1/4 1332.93 feet to the North boundary of said Northwest 1/4 of Northeast 1/4 and the Point of Beginning; thence South 89 degrees 21'32" West, along said North boundary 392.49 feet, thence South 01 degrees 35'03" East, parallel to said East boundary, 222.67 feet, thence North 89 degrees 09'48" East, parallel to the South boundary of said Northwest 1/4 of Northeast 1/4, a distance of 392.47 feet, thence North 01 degrees 35'03" West, parallel to said East boundary 221.33 feet to the Point of Beginning.

EXHIBIT B

MORTGAGE NOTE

$440,000.00	Alachua, Florida	September 15, 2010

FOR VALUE RECEIVED, the undersigned promise to pay to the order of Damon Stone and Danielle Stone, husband and wife, the sum of Four Hundred Forty Thousand and 00/100 Dollars ($440,000.00) with interest from the date hereof at the rate of Five and Three Eighths Percent (5.375%) per annum on the balance from time to time remaining unpaid.  The said principal and interest shall be payable in lawful money of the United States of America at Post Office Box 1523, Alachua, Florida 32616, or at such place as may hereafter be designated by written notice from the holders to the makers hereof, on the date and in the manner following:

Interest only payments in the amount of $750.00 per month, due on October 1, 2010, November 1, 2010 and December 1, 2010.

Thereafter the principal balance, including interest at the rate of Five and Three Eighths Percent (5.375%) per annum, is to be paid in equal monthly installments of $2995.73 each, commencing January 1, 2011 and continuing on the same day of each and every month thereafter until September 15, 2015, at which time the entire remaining principal balance and accrued interest is due and payable.  There shall be a late fee of Five Percent (5%) of the monthly payment, due with the monthly payment, if any payment is not received within 15 days from the date when due.

This Note may be prepaid in whole, or in part, without penalty.

This Note with interest is secured by a Mortgage on real estate, said Mortgage being of even date herewith, between the makers hereof and the said payees, and shall be construed and enforced according to the laws of the State of Florida.  The terms of said Mortgage are by this reference made a part hereof.

If default be made in the payment of any of the sums or interest mentioned herein or in said Mortgage, or in the performance of any of the agreements contained herein, or in said Mortgage, then the entire principal sum and accrued interest shall at the option of the holders hereof become at once due and collectible without notice, time being of the essence; and said principal sum and accrued interest shall both bear interest from such time until paid at the rate of Eighteen Percent (18%) per annum.  Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent defaults.

Each person liable hereon whether maker or endorser, hereby waives presentment, protest, notice, notice of protest, and notice of dishonor, and agrees to pay all costs, including a reasonable attorney's fee, whether suit be brought or not, if, after maturity of this note or default hereunder, or under said mortgage, counsel shall be employed to collect this note or to protect the security of said mortgage.

Whenever used herein, the terms "holder," "maker," and "payee" shall be construed in the singular or plural as the context may require or admit.

NanoSonic Products, Inc., a Florida corporation

By:          ___________________________________
Jeffrey L. Tate, President

CTD Holdings, Inc., a Florida corporation

By:          ___________________________________
C.E. Rick Stratton, Chief Executive Officer

Makers’ Address:
27317 NW 78th Avenue
High Springs, Florida 32643